Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 30, 2004 relating to the financial statements, which appears in Albemarle Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the use in this Registration Statement on Form S-3 of our report dated January 30, 2004 relating to the financial statements of Albemarle Corporation, which appears in the Prospectus Supplement. We also consent to the references to us under the headings “Experts” in such Registration Statement and Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 13, 2004